Exhibit 99.1

January 21, 2004

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $212.2 million ($10.61 basic earnings per share) for 2003, an increase of $36.7 million (21%), compared to net income of $175.5 million ($8.77 basic earnings per share) for 2002. The year over year increase was primarily attributable to portfolio growth of 13% and higher floor income earned on both Consolidation and Stafford Loan assets.

Fourth quarter 2003 net income of $53.1 million was $10.0 million (23%) higher than that of the fourth quarter of 2002, primarily due to increased floor income earned on segments of the Company's student loan assets and portfolio growth. A $4.5 million ($2.7 million of reported net income) release of loan loss reserves resulting from the Company's designation as an Exceptional Performer by the Department of Education also contributed to the improvement.

The Company's student loan assets grew by $2.7 billion (13%) to $23.2 billion for the year-ended December 31, 2003. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS Loan disbursements and new CitiAssist Loan commitments of $3,821 million for 2003 were up $672 million (21%) from 2002. These 2003 disbursements were composed of Stafford and PLUS disbursements of $2,717 million, up $443 million (19%), and new CitiAssist Loan commitments of $1,104 million, up $229 million (26%), compared to 2002. In addition, secondary market loan activities added approximately $2,970 million of FFELP loans to the Company's student loan portfolio during 2003. More than 96% of this secondary market loan volume is composed of FFELP Consolidation Loans.

The net interest margin for 2003 was 2.04%, up two basis points from 2.02% in 2002. The 2003 margin improvement was due to increased floor income resulting from the Company’s ability to take advantage of favorable funding opportunities. Should short-term interest rates increase above their present level, the floor income benefit could decline.

The Company’s expense ratio (expenses as a percentage of average student loans) for 2003 was 0.52%, three basis points lower than that of 2002, despite an overall 2003 increase in operating expenses of $6.2 million (6%) from 2002. The 2003 operating expense increase reflects the incremental costs incurred to originate, service, and administer the larger loan portfolio.

For the fourth quarter of 2003, the Company's loan disbursements and CitiAssist Loan commitments totaled $759 million, $142 million (23%) higher than that of the same period of 2002. The net interest margin for the fourth quarter of 2003 was 1.92%, two basis points less than the margin for the fourth quarter of 2002.

Expenses for the fourth quarter of 2003 decreased by $0.6 million from that reported for the same quarter of 2002. This contributed to a seven basis point decrease in the Company's fourth quarter 2003 expense ratio to 0.50%, compared to the same period of 2002.

As previously announced, the Company has been designated as an Exceptional Performer by the Department of Education. This designation provides 100% reimbursement on all eligible loans submitted for claims payment beginning January 1, 2004. The Company's year-end 2003 allowance for loan loss reserves was adjusted to record the estimated effects of the designation.

The Company's full year return on equity for 2003 improved to 24.9%, up 0.2% from 24.7% in 2002. The fourth quarter return on equity was 23.1% for 2003, compared to 22.8% for 2002.

The Company’s Board of Directors declared a quarterly dividend on the Company’s common stock of $0.90 per share, a $0.13 (17%) per share increase. The dividend will be paid March 1, 2004 to shareholders of record on February 13, 2004.

The Company also announced that its Annual Meeting of Shareholders would be held on May 13, 2004 in New York City. A record date of March 31, 2004 has been established to determine shareholders entitled to vote at the meeting.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Student loans	$ 20,284,431	$ 19,173,992
Less: allowance for loan losses	(2,433)	(5,484)
Student loans, net	20,281,998	19,168,508
Loans available for sale	2,939,756	1,361,874
Cash	476	383
Other assets	482,913	474,839

Total Assets	$ 23,705,143	$ 21,005,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 9,973,100	$ 15,789,900
Long-term borrowings	12,350,000	4,000,000
Payable to principal stockholder	4,897	6,247
Deferred income taxes	129,376	105,897
Other liabilities	316,446	338,524

Total Liabilities	22,773,819	20,240,568

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	135,934	135,205
Retained earnings	786,746	636,142
Accumulated other changes in equity from nonowner sources	8,444	(6,511)

Total Stockholders' Equity	931,324	765,036

Total Liabilities and Stockholders' Equity	$ 23,705,143	$ 21,005,604

AVERAGE STUDENT LOANS	$ 22,274,671	$ 19,481,147
(year-to-date)

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts)

	Three months ended	Twelve months ended
	December 31,	December 31,
	2003 2002	2003 2002
REVENUE
Interest income	$203,279 $222,278	$833,593 $974,590
Interest expense	91,503 122,410	379,078 581,242
Net interest income	111,776 99,868	454,515 393,348
Less: provision for loan losses	968 (2,606)	(9,277) (11,214)
Net interest income after provision for loan losses	112,744 97,262	445,238 382,134
Fee and other income	4,816 5,237	19,237 22,367
Total revenue, net	117,560 102,499	464,475 404,501

OPERATING EXPENSES
Salaries and employee benefits	6,964 6,982	28,282 26,803
Other expenses	22,243 22,785	86,769 82,076
Total operating expenses	29,207 29,767	115,051 108,879
Income before income taxes	88,353 72,732	349,424 295,622
Income taxes	35,302 29,684	137,220 120,131
NET INCOME	$53,051 $43,048	$212,204 $175,491

DIVIDENDS DECLARED	$15,400 $14,000	$ 61,600 $56,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 2.65 $ 2.15	$ 10.61 $8.77

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.77 $ 0.70	$ 3.08 $ 2.80

OPERATING RATIOS
Net interest margin	1.92% 1.94%	2.04% 2.02%
Operating expense as a percentage of average student
loans	0.50% 0.57%	0.52% 0.55%
Return on Equity	23.1% 22.8%	24.9% 24.7%